Exhibit 10.6

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

THIS EQUIPMENT AND INVENTORY PURCHASE AGREEMENT (“Agreement”) made and effective this 19th day of March, 2012 (“Effective Date”) by and amongst :

(1)	Oclaro Technology Ltd., a company organized under the laws of the United Kingdom, having offices at Caswell Office, Towcester, Northamptonshire, NN12 8EQ on behalf of itself and all of its Affiliates (collectively referred to as “Oclaro”);

(2)	Oclaro Technology (Shenzhen) Co., Ltd, (“Oclaro Shenzhen”),2 Phoenix Road, Futian Free Trade Zone, Shenzhen, P.R.C. 518038

(3)

Venture Electronics (Shenzhen) Co., Ltd, (“Venture Shenzhen”) a company incorporated in the People’s Republic of China, having its registered office at 2 Bin Lang Road, 5th Floor B/C Zone, Wei Guang Lian Logistics Building, Futian District Free Trade Zone, Shenzhen 518038; and

(4)	Venture Electronics Services (M) Sdn Bhd (“Venture Penang”), a company incorporated in Malaysia, having its registered office at Plot 44, Bayan Lepas, Industrial Park IV, 11900, Penang, Malaysia

(collectively referred to as the “Parties”).

Definitions.

“Active Inventory” is raw materials or completed sub-assemblies that are forecasted to be required for production within the next 180 days from the Effective Date. Oclaro will continue to own or consign Inventory with no forecasted demand within the next 180 days as set forth in Section 6 of the Manufacturing and Purchase Agreement.

“Affiliate” means any parent, subsidiary or other entity controlled by, controlling or under common control with, a party to this Agreement. For purposes of this definition, the term “control” shall mean the ownership of voting stock or other equity interest entitling the owner to exercise at least fifty percent (50%) of the voting rights of the entity.

“Appraised Value” shall have the meaning set out in Section 2.1.2.b.

“Common Equipment” means equipment that is generally available in the industry and does not contain any Oclaro intellectual property in its base state and includes equipment currently owned by Oclaro and located in Shenzhen, Zurich and Sanmina Texas.

“Custom Equipment” means equipment that the Parties mutually agree is not generally useable by other customers in the optical or electronics industries.

“Equipment Value” has the meaning set out in Section 2.1.

“Flight 1 Inventory” means raw material and completed sub-assemblies required to manufacture and assemble products that are part of Flight 1 as set forth in a Statement of Work under the Manufacturing and Purchase Agreement.

“Manufacturing and Purchase Agreement” means the manufacturing agreement of even date by and between Oclaro Technology Ltd. for itself and its Affiliates, and Venture Corporation Ltd for itself and its Affiliates.

“Net Book Value” means the net value as set forth on Oclaro’s books in accordance with US GAAP, as of the most recent fiscal quarter prior to the physical transfer of the Common Equipment.

“Restricted Equipment” means equipment that contains Oclaro intellectual property in its base state or as a result of unique combinations of equipment and processes or is identified as Restricted Equipment by Oclaro in its sole discretion. Oclaro will continue to own Restricted Equipment and consign Restricted Equipment to Venture Penang for the sole purpose of manufacturing Oclaro products.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

“Supplemental Inventory” means the additional $2.5 million in inventory to be transferred from Oclaro to Venture Penang in accordance with Section 2.5 below.

“Transition Period” means the period beginning on the Effective Date and ending when the final piece of Common Equipment, Custom Equipment and Restricted Equipment associated with the Flight Plans is transferred to Venture Penang.

“$” means US Dollars.

Capitalized terms not defined in this Agreement shall have the same meaning as the terms defined in the Manufacturing and Purchase Agreement of even date. References to Exhibits shall be references to Exhibits in the Manufacturing and Purchase Agreement.

1.	Term

The initial term of this Agreement commences on the Effective Date and shall terminate upon the termination of the Manufacturing and Purchase Agreement. The Parties may extend the term upon mutual agreement.

2.0	Venture Purchase of Equipment and Inventory.

2.1	Equipment Value

2.1.1	For Common Equipment in serviceable condition which are less than four (4) years old at the time of shipment, the Equipment Value shall be the Net Book Value.

2.1.2	(a) Common Equipment which are more than four (4) years old at the time of shipment will be categorized into two categories, Category A shall comprise Common Equipment which are between four (4) to six (6) years old and Category B shall comprise Common Equipment which are more than six (6) years old. Within each Category the Common Equipment shall be sub-categorized according to functionality of the Common Equipment.

(b) The Equipment Value for the Category A and B Common Equipment shall be the fair market value as determined by a mutually appointed equipment appraiser, the costs of which shall be borne equally by the Parties. To determine the fair market value for each sub-category, the appointed appraiser shall appraise one or more Common Equipment within each sub-category, which is/are representative of that sub-category. The fair market value shall be expressed as a percentage of the original purchase price for that equipment (“Appraised Value”). The fair market value of all Common Equipment within that same sub-category shall be determined applying the Appraised Value.

2.1.3	The first appraisal will be conducted within 30 days of the Effective Date for the Common Equipment mutually identified to be transferred to Venture Penang, within the next 12 to 15 months of the Effective Date. A second appraisal will be conducted 12 months from the date of the first appraisal for the remaining Common Equipment mutually identified to be transferred to Approved Manufacturing and Product Development Location.

2.1.4	If Oclaro disagrees with the fair market value of any Common Equipment determined by the appointed appraiser, Oclaro has the option of consigning that Common Equipment to Approved Manufacturing and Product Development Location instead.

2.1.5	The value of any Common Equipment that does not appear on the current asset lists but is necessary to manufacture the Products will be determined by the procedure outlined in Section 2.1. In the event that the exact purchase date cannot be determined, the equipment will be categorized as Category B equipment.

2.2	Common Equipment

2.2.1

Within 30 days from the Effective Date, the Parties will mutually identify $2.5 million of Common Equipment which Oclaro will transfer from its sites in Zurich and Shenzhen to Venture Penang based upon the Equipment Value. Oclaro shall ship the Common

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

Equipment to Venture Penang. Venture Penang shall pay Oclaro for the Common Equipment within 35 days from the Effective Date for the Common Equipment from Zurich and upon receipt in good condition of the Common Equipment from Shenzhen. Title to the Common Equipment shall be transferred to Venture Penang upon shipment or payment, whichever is the earlier.

2.2.2	At such other time, Parties may mutually identify Common Equipment which Oclaro will transfer to Venture Penang and which Venture Penang shall purchase based upon the Equipment Value.

2.2.3	A representative from each Party will be present at the packing of the Common Equipment at Oclaro’s site and at the unpacking in the Approved Manufacturing and Product Development Location.

2.3	Flight 1 Inventory

Within 30 days from the Effective Date, Parties will mutually identify a total of $2.5 million of Flight 1 Inventory to be shipped to Venture Penang from Oclaro’s sites in Zurich and Shenzhen. Venture Penang shall pay Oclaro for the Flight 1 Inventory upon receipt of the Flight 1 Inventory. Title to the Flight 1 Inventory shall transfer upon shipment.

2.4	$7.5 million of Active Inventory

2.4.1	Within 30 days from the Effective Date, Parties will mutually identify a total of $7.5 million of Active Inventory which Oclaro will physically transfer to Venture Shenzhen. Venture Shenzhen will pay Oclaro $7.5 million for the Active Inventory 30 days after the Effective Date or upon receipt of the Bill of Lading naming Venture Shenzhen as consignee, whichever is the later.

2.4.2	In the event that Venture Shenzhen does not pay Oclaro, Venture Penang shall pay the said sum to Oclaro on behalf of Venture Shenzhen. Upon receipt of the said sum from Venture Penang, Oclaro shall authorize Venture Shenzhen to pay the $7.5 million to Venture Penang and Oclaro shall have no further claims against Venture Shenzhen for the said sum.

2.4.3	The Parties agree that title transfer will occur in Hong Kong between Oclaro Technology, LTD and Venture Shenzhen.

2.4.4	Within 30 days of the Effective Date, Parties shall jointly develop a process by which Active Inventory can be imported by Venture Shenzhen into the Futian Free Trade Zone (“FFTZ”) and held by Venture Shenzhen’s location or another location that is mutually agreed to by the Parties.

2.4.5	Oclaro Shenzhen will issue purchase orders for $1.5 million Active Inventory plus an additional three (3) percent mark up as carrying cost, to fulfill production requirements of Oclaro’s Shenzhen facility at intervals of 30 days, the first beginning 60 days after the Effective Date. Venture Shenzhen will physically transfer Active Inventory to Oclaro’s Shenzhen facility and invoice Oclaro Shenzhen for the Active Inventory. Subject to Section 2.7, the credit and payment terms shall be 120 days for purchase orders issued within 3 months of the Effective Date and 105 days for the subsequent three (3) purchase orders, calculated from the end of month of each buy-back. Oclaro shall pay Venture Penang an administrative fee of $37,500 as set forth in Schedule C of the Management Services Agreement.

2.4.6	Oclaro Shenzhen undertakes to settle all payments for the Active Inventory within the credit and payment terms mentioned above or otherwise in accordance with Section 2.7 below. A late payment interest of three (3) percent per annum shall be imposed on the outstanding balance unpaid beginning from the date payment is due and will continue to be charged on a daily basis until the full settlement of the outstanding balance.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

2.5	$2.5 million Supplemental Inventory

On or before June 30th, 2012 or 3 months after Effective Date, whichever is later and contingent on Flight schedule, Oclaro will transfer at least an additional $2.5 million of Supplemental Inventory required to support Flight 1 production by Venture in Venture Penang. The Parties will mutually agree on the best location to store and manage this inventory during the Transition Period. Payment will be made by Venture Penang to Oclaro upon receipt of Supplemental Inventory.

2.6	Unforeseen Delays

In the event of a delay beyond thirty (30) days through no fault of one of the Parties, the Parties shall use reasonable commercial efforts to mitigate and end such delay as soon as reasonably practicable.

2.7	Adjustment of Credit and Payment Terms for $7.5 million Active Inventory

The Parties recognize that during the Transition Period, Venture Penang may purchase Additional Equipment pursuant to Section 3.1 and/or additional inventory as necessary to support the production in Venture Penang.

If within 270 days from the Effective Date, Venture Penang has to acquire additional equipment and/or inventory, then the payment terms referred to in Section 2.4.5 will be adjusted such that Venture Shenzhen and Venture Penang’s payments net of receipts do not exceed $15 million for Active Inventory, Common Equipment, Supplemental Inventory, Flight 1 Inventory and the additional equipment and inventory during that period.

If within 270 days from the Effective Date, Venture Penang and Venture Shenzhen’s payments net of receipts are below or exceed $15 million for Active Inventory, Common Equipment, Supplemental Inventory and Flight 1 Inventory during that period, the payment terms referred to in Section 2.4.5 shall be adjusted accordingly to ensure that the payments for the Active Inventory, Common Equipment, Supplemental Inventory, Flight 1 Inventory and the additional equipment and inventory purchased remains at $15 million.

3.0	Additional Equipment Purchases.

3.1	The Parties recognize that during the Transition Period, Oclaro may purchase additional equipment that ultimately will be transferred to an Approved Manufacturing location. The Parties agree that this additional equipment will be categorized by mutual agreement into Common Equipment, Custom Equipment or Restricted Equipment and, will be treated in accordance with the terms of this Agreement and/or the Manufacturing and Purchase Agreement. Venture agrees to purchase all Common Equipment required to manufacture the Products set forth in the Manufacturing and Purchase Agreement.

3.2	During the Transition Period, and in accordance with the flight schedules, the Parties will identify Custom Equipment and Restricted Equipment that will be transferred to Venture Penang but will remain the property of Oclaro. Oclaro will manage Custom Equipment and Restricted Equipment on a consignment basis per the terms of the Manufacturing and Purchase Agreement. Where title to equipment is transferred from Oclaro to Venture, but no physical transfer occurs, Venture will consign such Common Equipment to Oclaro for use until physical transfer occurs and Oclaro will manage these Common Equipment on the consignment terms set forth in Section 7.4 below.

4.0	Use of Common Equipment for Venture’s other customers.

4.1	Venture may use Common Equipment for Venture’s other customers so long as no Oclaro intellectual property is disclosed or used without Oclaro’s written consent. Oclaro will be responsible for only the proportionate share of this Common Equipment’s depreciation when such Common Equipment is also used or made available for use by Venture’s other customers, per the terms of the Manufacturing and Purchase Agreement.

4.2	From time to time, the Parties may mutually agree to convert Restricted Equipment or Custom Equipment into Common Equipment. Venture will pay Oclaro the Equipment Value by wire transfer at the time Oclaro transfers title and the converted equipment will then be treated in accordance with the terms of this agreement and/or the Manufacturing and Purchase Agreement.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

5.0	Oclaro Warranty.

5.1	Oclaro warrants that Oclaro holds, and will transfer, upon receipt of payment, good and marketable title to the Flight 1 Inventory, Supplemental Inventory, Active Inventory and Common Equipment, free and clear of any encumbrances, including any encumbrance by Wells Fargo, liens, liabilities and claims of any third parties.

5.2	Oclaro warrants that (i) the Common Equipment capable of being used for the purposes for which they were designed and for the purposes of the Manufacturing and Purchase Agreement, for which they are being acquired by Venture Penang; (ii) the Common Equipment is in good operating condition and repair, subject only to ordinary wear and tear and (iii) the Flight 1 Inventory, Supplemental Inventory and Active Inventory shall be in substantially the same condition in which it was received or has been repackaged consistent with the manner in which it was received.

5.3	If any of the Active Inventory transferred to Venture is found to be defective, Oclaro shall pursue all claims related to all defective or nonconforming Active Inventory against the manufacturers. Oclaro shall have no claims or demands for loss or damage against Venture Shenzhen in connection with the defective or nonconforming Active Inventory.

5.4	If any of the Common Equipment is found defective after having been transferred to Venture Penang, and any Common Equipment or part thereof are to be repaired or replaced, Oclaro shall bear the costs and expense of such repair or replacement. This shall be the sole remedy and Venture Penang shall have no further claims against Oclaro in respect thereof.

5.5	Except as otherwise set forth herein, Oclaro offers no other warranties express or implied.

6.0	Limitation Of Liability

6.1	NEITHER PARTY OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST PROFITS, WITH RESPECT TO THIS AGREEMENT, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF THE SAME OR EVEN IF SAME WERE REASONABLY FORESEEABLE.

6.2	The entire and aggregate liability of Oclaro for all claims by Venture Penang and Venture Shenzhen in respect of the warranties set out in Section 5 above shall not exceed the total amounts paid by Venture Shenzhen or Venture Penang to Oclaro and shall be further limited solely to direct damages.

6.3	The provisions of this Section apply whether the claim for damages arises a result of contract, tort (including negligence), or any other statutory, legal or equitable grounds.

7.0	Transfer of Common Equipment Warranties, Manuals etc

7.1.	Together with the Common Equipment, Oclaro shall deliver to Venture all available maintenance and repair records and warranty certificates.

7.2.	Oclaro shall provide, where available, information regarding installation procedures with the Common Equipment. Installation information shall include plans for managing the installation process, logistical aspects of the installations and storage or delivery requirements. The costs of, replacement of any missing or parts damaged during transportation and transit shall be borne by Oclaro.

7.3.	Oclaro shall assign to Venture, Oclaro’s rights, title and interest in all agreements between Oclaro and the manufacturers and suppliers of the Common Equipment, any engines and any parts thereof, including any rights which may have accrued prior to delivery but which have not fully been exercised by Oclaro and agrees to give notice of such assignments to such manufacturers and suppliers and to obtain their consents to such assignments.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

7.4.	In respect of Common Equipment which will remain in the possession of Oclaro:

7.4.1	Oclaro shall store such Common Equipment required for the manufacturing of products free of charge in a place of storage that is safe and suitable for the specific nature of the Common Equipment in accordance with industry standard practice for the type of property stored and at a minimum meets any specified storage conditions for the property, and undertakes never to hide, damage or remove the identification plates on the Common Equipment. Oclaro shall ensure that all of the Common Equipment shall be clearly identified as Venture Penang’s property. Oclaro shall ensure that none of Common Equipment is seized by any third party, whether pursuant to an order of court or otherwise, while in Oclaro’s possession. Oclaro shall not allow any lien or encumbrance to be created over or otherwise encumber the Common Equipment.

7.4.2	Oclaro shall take out insurance to adequately cover such Common Equipment, and add Venture Penang as a loss payee with respect to the Common Equipment, at Oclaro’s own cost, and give proof of such insurance to Venture Penang on request.

8.	Bill of Sale.

Upon receipt of payment, Oclaro agrees to provide Venture a bill of sale or other instrument of transfer evidencing such transfer in any jurisdiction where necessary to establish a sale has occurred.

9.	Delivery, and Risk of Loss.

9.1	Equipment. Risk of loss shall pass upon delivery to Venture’s premises. Delivery shall be Ex Works (INCOTERMS 2010), Hong Kong.

9.2	Inventory. Risk of loss shall transfer upon delivery. Delivery shall be DDP (INCOTERMS 2010), Shenzhen or Penang (as applicable).

10.	Transition From Shenzhen to Approved Manufacturing and Development Location

The Parties have entered into this Agreement on the basis that a Manufacturing and Purchase Agreement related to the manufacture of the Transferred Products would be entered into. In the event that any of the Flight Plans in Exhibit A-3 does not take place as envisaged and have been cancelled or delayed beyond a mutually acceptable date, Parties shall take the following action :

(a) meet to review the extent of the Transferred Products which are affected by the cancellation or delay and consequential effects; and

(b) Identify Common Equipment and inventory which Venture Penang and Venture Shenzhen have purchased in accordance with the terms of this Agreement which are associated with the Flight Plans which have been cancelled or delayed and Oclaro shall acquire the Common Equipment and inventory so identified at Venture Penang and Venture Shenzhen’s cost of acquisition.

11.	General Terms.

11.1	Governing Law

This Agreement shall be construed, governed and interpreted in accordance with the laws of the United States of America and the State of California, without regard to choice of law principles. The U.N. Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

11.2	Disputes

All disputes arising out of or relating to this Agreement will be resolved by in accordance with the process established in Section 22 of the Manufacturing and Purchase Agreement.

11.3	Miscellanous

The failure or delay of a party to insist on performance of any provision of this Agreement, or to exercise any right or remedy available under this Agreement, shall not be construed as a waiver of that or any other provision (or any right or remedy with respect thereto) with respect to any failure or delay that has or may later occur. If any provision of this Agreement is or becomes void or unenforceable by operation of law, the remaining provisions shall be valid and enforceable. No part of this Agreement may be assigned or subcontracted by Venture without the prior written approval of Oclaro.

11.4	Change of Control

This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns. Venture may request that any acquirer of all or substantially all of the assets of Oclaro provide written confirmation of its obligations under this Agreement within thirty (30) days of the closing of such acquisition.

11.5	Amendment

Any and all amendments, alterations, or additions to this Agreement must be in writing and executed by the Parties. No modifications to this Agreement proposed by a Party, or “riders” whether inserted in the page margins or attached on separate pages, shall be binding on the other Party unless signed or initialed by a duly authorized representative of the other Party.

11.6	Waiver

The failure of either Party at any time to require performance by the other Party of any provision hereof will not affect in any way the right to require such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof will not be taken or held by the other Party to be a waiver of the provision itself unless such a waiver is expressed in writing.

11.7	Severability

Any provision in this Agreement which is held to be illegal or unenforceable in any jurisdiction shall be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions and any such illegal or unenforceable provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.

11.8	Survival

The provisions of this Agreement that would naturally survive termination shall so survive.

11.9	Counterparts

This Agreement may be signed in counterparts, including but not limited to facsimile or scanned versions of the full document, each of which shall be deemed to be an original but all of which shall constitute an original and the same instrument.

11.10	Entire Agreement

This Agreement, together with all valid attachments, exhibits, supplemental sheets and riders, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous communications, understandings, representations and agreement, whether written or oral, with respect to such subject matter.

EQUIPMENT AND INVENTORY PURCHASE AGREEMENT

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

Oclaro Technology, Ltd	Venture Electronics Services (M) Sdn Bhd

Date	Date

Signature	Signature

Printed Name	Printed Name

Title	Title

Oclaro Technology (Shenzhen) Co., Ltd	Venture Electronics (Shenzhen) Co., Ltd

Date	Date

Signature	Signature

Printed Name	Printed Name

Title	Title